Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-155535
Dated July 1, 2010

J.P.Morgan

J.P. Morgan Alternative Index Multi-Strategy 5 (USD)

You are invited to a dedicated RIA webinar to introduce the AI Multi-Strategy 5

Date and Time:	TBD
Dial In and Passcode:	TBD
Webinar/Materials:	TBD

Index Overview

- The J.P. Morgan Alternative Index Multi-Strategy 5 (USD) ("AI Multi-Strategy 5") aims to generate absolute returns with a low correlation to traditional asset classes
- The strategies employed in the AI Multi-Strategy 5 range across strategy style, asset class and region with each strategy referencing liquid instruments
- The weight of each strategy is risk adjusted monthly to limit allocation to more volatile strategies
- Alternative investment with:
  - Greater transparency and liquidity
  - Low fee structure
  - Daily indicative valuations
  - Minimum investment of $1,000 and multiples thereof

Hypothetical Performance Statistics through May 2010*

YTD	Annualized Return	3.55%
	Annualized Volatility	4.99%
	Sharpe Ratio	0.71
Last 3 Years	Annualized Return	5.78%
	Annualized Volatility	4.86%
	Sharpe Ratio	1.19
Last 5 Years	Annualized Return	6.55%
	Annualized Volatility	4.27%
	Sharpe Ratio	1.53
Last 10 Years	Annualized Return	8.92%
	Annualized Volatility	4.12%
	Sharpe Ratio	2.16

Comparison against Benchmarks

Hypothetical historical performance vs. equity and bond indices (excess return), Dec 1996 – May 2010*


AI Multi-Strategy 5
MSCI World (excess return)
Global Government Bond (excess return)
300
250
200
150
100
50
0
Dec 96
Dec 98
Dec 00
Dec 02
Dec 04
Dec 06
Dec 08

	Alternative Index Multi-Strategy 5	MSCI World (excess return)	Global Government Bonds (excess return)
Annualized Excess Returns	**7.6%**	0.1%	1.9%
Annualized Volatility	**4.0%**	17.1%	2.8%
Sharpe Ratio	**1.93**	0.01	0.69

Hypothetical historical performance relative to hedge fund indices (excess return), Dec 1996 – May 2010*


AI Multi-Strategy 5
HFRI Fund Weighted Composite Index (excess return)
CS / Tremont Hedge Fund Index (excess return)
300
250
200
150
100
50
0
Dec 96
Dec 98
Dec 00
Dec 02
Dec 04
Dec 06
Dec 08

	Alternative Index Multi-Strategy 5	HFRI Fund Weighted Composite Index (excess return)	CS Tremont Hedge Fund Index (excess return)
Annualized Excess Returns	**7.6%**	4.5%	4.5%
Annualized Volatility	**4.0%**	7.7%	7.4%
Sharpe Ratio	**1.93**	0.58	0.61

* Source: J.P. Morgan and Bloomberg. Past Performance and back-test performance are not indicative of future results. Index performance live as of 11/09. The index is constructed using observable market instruments. The index is not a hedge fund and does not track the performance of any hedge fund or group of hedge funds. Please see Disclaimer on the next page for further information

Telephone: 800-576-3529 Website: www.jpmorgan.com/si June 29, 2010

J.P.Morgan

J.P. Morgan Alternative Index Multi-Strategy 5 (USD)

Hypothetical historical annual returns breakdown by strategy, Jan 1997 – May 2010**


25%
20%
15%
10%
5%
0%
(5)%
(10)%
Equity Momentum
Equity Carry
Short Vol
MM Momentum
Bond Carry
Mean Reversion
FX Momentum
FX Carry
Commodity Momentum
Commodity Carry

	97	98	99	00	01	02	03	04	05	06	07	08	09	5/10
Annual Excess Return	6.5%	0.2%	6.3%	0.7%	15.9%	10.7%	13.8%	11.2%	10.8%	5.5%	2.2%	12.3%	5.0%	1.4%

2008 breakdown by strategy**


20%
15%
10%
5%
0%
(5)%
(10)%
Mean Reversion, 1.82%
Commodity Carry, 5.69%
Bond Carry, 2.16%
Equity Carry, 0.50%
Commodity Momentum, 3.20%
FX Momentum, 2.21%
MM Momentum, 0.52%
Equity Momentum, 3.09%
Short Vol, -3.28%
FX Carry, -4.14%

- In general, the monthly rebalancing to a targeted volatility of 5% helped stabilize the returns over the course of the year
- Positive Momentum performance across asset classes as 5-day averages dipped below 260-day averages for a number of strategies, leading to short exposures during the crisis
- Commodity Carry benefited from steepening forward curves triggered by falling spot prices and the resulting negative roll yield on the short position
- Bond Carry (specifically the Long strategies) benefited from beta to an appreciating global bond market
- FX Carry performance suffered due to volatile spot levels triggered by a global flight to quality
- Declines in the S&P 500 resulted in high levels of realized volatility and poor performance for the Short Volatility strategy

You may access additional information regarding The J.P. Morgan Alternative Index Multi-Strategy 5 (USD) in the Strategy Guide at the following URL: http://www.sec.gov/Archives/edgar/data/19617/000095010310000682/crt_fwp.pdf

** Source: J.P. Morgan. Past Performance and back-test performance are not indicative of future results. Index performance live as of 11/09. The index is constructed using observable market instruments. The index is not a hedge fund and does not track the performance of any hedge fund or group of hedge funds. Please see Disclaimer below for further information

Disclaimer

SEC Legend: JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to any offering that JPMorgan Chase & Co. has or will file with the SEC for more complete information about JPMorgan Chase & Co. and that offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in a particular offering will arrange to send you the prospectus and the prospectus supplement as well as any product supplement and pricing supplement or term sheet if you so request by calling toll-free 800-576-3529.

Free writing prospectus filed pursuant to Rule 433 relating to Registration Statement No. 333-155535. To the extent there are any inconsistencies between this free writing prospectus and the relevant pricing supplement, the relevant pricing supplement, including any hyperlinked information, shall supersede this free writing prospectus.

Investment suitability must be determined individually for each investor. The financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult their own advisors on these matters.

IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Back-testing: any "back-testing" information provided herein is illustrative only and derived from proprietary models based on certain data, assumptions and estimates (not all of which are specified herein). The results obtained from different models, assumptions, estimates and/or data may be materially different from the results presented herein.

Defined terms in this document are as defined in the Strategy Guide referenced above.

Monthly returns for the AI Multi-Strategy 5 prior to November 2009 are back-tested; see back-testing disclaimer above. All indices are normalized to a value of 100 at the start date. The AI Multi-Strategy 5 levels are net of an 80 bps p.a. adjustment factor and other adjustments relating to notional transaction costs. 'HFRI Fund Weighted Composite Index (excess return)', 'CS / Tremont Hedge Fund (excess return)', 'MSCI World (excess return)' and 'Global Government Bonds (excess return)' refer to the HFRI Fund Weighted Composite Index reconstructed using monthly returns from Bloomberg ticker: HFRIFWI Index, the Credit Suisse Tremont Hedge Fund Index (Bloomberg: HEDGENAV Index), the performance of each of the MSCI World Index (Bloomberg: GDDUWI Index) and J.P. Morgan Global Government Bond Index (Bloomberg: JHDCGBIG Index), respectively, each less 3 month LIBOR.

Telephone: 800-576-3529 Website: www.jpmorgan.com/si June 29, 2010